A.G. Edwards Announces Results for the Second Quarter and First Half of Fiscal 2004
Second-Quarter Earnings Increase 41% Over Year-Ago Quarter, Rise 34% from First Quarter of Fiscal 2004

ST. LOUIS, Sept. 18, 2003 -- A.G. Edwards, Inc. (NYSE: AGE) today announced results for the second quarter and first half of fiscal 2004, which ended August 31, 2003.

Net earnings for the quarter were $37 million, or $0.46 diluted earnings per share, on net revenues of $632 million. For the same quarter last year, net earnings were $27 million, or $0.33 diluted earnings per share, on net revenues of $569 million. For the first quarter of fiscal 2004, the Company reported net earnings of $28 million, or $0.35 per diluted share, on net revenues of $552 million.

The firm's year-to-date results are essentially unchanged compared to the year-ago period. For the first six months of this fiscal year, A.G. Edwards' net earnings were $65.4 million, or $0.81 diluted earnings per share, on net revenues of $1.2 billion. For the same period last year, net earnings were $65.7 million, or $0.81 diluted earnings per share, on net revenues of $1.2 billion.

"Our second-quarter results reflect the hard work of our financial consultants and the growing confidence of our clients in the financial markets, particularly equity markets, over the past few months," said Robert L. Bagby, chairman, chief executive officer and president. "Our capital-market areas also deserve credit for their performance in addressing both individual and corporate clients' needs during a changing market environment.

"I am proud of all of our employees for the service they provide our clients every day. With the opening of our new Learning Center and the upcoming rollout of our branding initiative, we are excited about our opportunities to show investors how A.G. Edwards is the best investment firm for them."

RESULTS OF OPERATIONS

Commissions - Commission revenues for the second quarter increased 20 percent ($44 million) versus last year's second quarter, primarily reflecting increased investor activity in equities, mutual funds and variable annuities. When comparing the first six months of fiscal 2004 versus the same period last year, commission revenues increased 7 percent ($35 million) primarily as a result of greater investor interest in variable annuities and over-the-counter equities.

Asset management and service fees - Asset-management and service-fee revenues for the second quarter decreased 1 percent ($2 million) versus the second quarter last year. For the first six months of fiscal 2004, these revenues decreased 7 percent ($22 million) versus last year's first six months. Both periods' results were largely affected by lower distribution fees received from certain money funds imposing expense caps based on current money fund yields.

Principal transactions - Revenues from principal transactions decreased 2 percent ($2 million) compared to the year-ago quarter. Versus the first six months of last fiscal year, principal- transaction revenues decreased 9 percent ($15 million). These decreases reflect lower demand for fixed-income products.

Investment banking - Investment-banking revenues for the second quarter set the firm's quarterly record and increased 32 percent ($23 million) versus the same three-month period last year. For the first six months of fiscal 2004, investment-banking revenues increased 23 percent ($31 million) compared to the same period last year. In both periods, results reflected large increases in the underwriting of a variety of closed-end fund products as well as higher revenues from management fees.

Net interest revenue - Interest revenue net of interest expense in the second quarter decreased 13 percent ($3 million) from the year-ago quarter. Comparing this fiscal year's first six months to the same period last year, net interest revenue declined 13 percent ($7 million). The decreases from last year's second quarter and six-month period were due to declines in average client margin balances and the average interest rates charged on these balances.

Other revenue - Other revenue increased $3 million in the second quarter and decreased $4 million for the first six months of fiscal 2004 versus the like periods last year.

Non-interest expenses - During the second quarter, non-interest expenses increased 9 percent ($47 million) compared to last year's second quarter. For the first six months of fiscal 2004, non-interest expenses increased 2 percent ($19 million) compared to the same period last fiscal year.

Compensation and benefits in the second quarter increased 11 percent ($40 million) from the same quarter last year. Comparing the first six months of fiscal 2004 to the same period last year, compensation and benefits increased 2 percent ($18 million). Compensation and benefits in both periods primarily reflect increases in commissionable revenue, which were partially offset by decreases in general and administrative salary costs due to lower headcount.

Non-compensation-related expenses increased 5 percent ($7 million) from the same quarter last year primarily due to increased expenses for legal matters and the occupancy of the firm's newest headquarters expansion. These increases were partially offset by decreases in communication and technology expenses. For the current year's first six months, non-compensation-related expenses were essentially unchanged versus last year's first six months.

ADDITIONAL STOCKHOLDER INFORMATION

Total client assets at the end of the second quarter were $253 billion, an 8 percent increase when compared to the end of the second quarter last year and the firm's highest level of client assets since the first quarter of fiscal 2002.

As of August 31, 2003, stockholders' equity was $1.7 billion, for a book value per share of $21.13. Diluted per share earnings for the second quarter were based on 80.5 million average common and common equivalent shares outstanding compared to 80.3 million in the prior year. Diluted per share earnings for the current six-month period were based on 80.6 million average common and common equivalent shares outstanding compared to 81.0 million in the prior year.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 116 years, individuals and businesses have turned to A.G. Edwards to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial solutions tailored to their clients individual needs. A.G. Edwards and its affiliates encompass 7,024 financial consultants in 704 offices nationwide and two European locations in London, England and Geneva, Switzerland.

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. The Company does not undertake any obligation to publicly update any forward-looking statements.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	August 31,	August 31,	Increase/	%
	2003	2002	(Decrease)	Chg.
REVENUES:

Commissions	$268,393	$224,284	$44,109	19.7
Asset management and service fees	161,762	163,347	(1,585)	(1.0)
Principal transactions	82,178	83,732	(1,554)	(1.9)
Investment banking	94,557	71,857	22,700	31.6
Interest	23,986	27,821	(3,835)	(13.8)
Other	2,515	(482)	2,997	n.m.

TOTAL REVENUES	633,391	570,559	62,832	11.0

Interest expense	950	1,418	(468)	(33.0)

NET REVENUES	632,441	569,141	63,300	11.1

NON-INTEREST EXPENSES:

Compensation and benefits	419,094	378,670	40,424	10.7
Communication and technology	68,795	73,687	(4,892)	(6.6)
Occupancy and equipment	36,269	34,041	2,228	6.5
Marketing and business development	11,099	10,031	1,068	10.6
Floor brokerage and clearance	5,989	6,186	(197)	(3.2)
Other	33,800	25,240	8,560	33.9

TOTAL NON-INTEREST EXPENSES	575,046	527,855	47,191	8.9

EARNINGS BEFORE INCOME TAXES	57,395	41,286	16,109	39.0

INCOME TAXES	19,907	14,690	5,217	35.5

NET EARNINGS	$37,488	$26,596	$10,892	41.0

EARNINGS PER SHARE:
Diluted	$0.46	$0.33	$0.13	39.4
Basic	$0.47	$0.34	$0.13	38.2

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	80,488	80,313
Basic	79,394	79,453

STOCKHOLDERS' EQUITY	$1,666,738	$1,627,319

BOOK VALUE PER SHARE	$21.13	$20.59

TOTAL SHARES OUTSTANDING (end of period)	78,866	79,023

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Six Months Ended
	August 31,	August 31,	Increase/	%
	2003	2002	(Decrease)	Chg.
REVENUES:

Commissions	$510,193	$475,657	$34,536	7.3
Asset management and service fees	310,197	332,202	(22,005)	(6.6)
Principal transactions	152,574	167,378	(14,804)	(8.8)
Investment banking	164,241	133,715	30,526	22.8
Interest	48,172	56,793	(8,621)	(15.2)
Other	896	5,243	(4,347)	(82.9)

TOTAL REVENUES	1,186,273	1,170,988	15,285	1.3

Interest expense	1,734	3,656	(1,922)	(52.6)

NET REVENUES	1,184,539	1,167,332	17,207	1.5

NON-INTEREST EXPENSES:

Compensation and benefits	791,949	774,179	17,770	2.3
Communication and technology	133,314	146,713	(13,399)	(9.1)
Occupancy and equipment	68,511	66,029	2,482	3.8
Marketing and business development	20,891	20,151	740	3.7
Floor brokerage and clearance	10,649	11,606	(957)	(8.2)
Other	58,495	46,369	12,126	26.2

TOTAL NON-INTEREST EXPENSES	1,083,809	1,065,047	18,762	1.8

EARNINGS BEFORE INCOME TAXES	100,730	102,285	(1,555)	(1.5)

INCOME TAXES	35,366	36,625	(1,259)	(3.4)

NET EARNINGS	$65,364	$65,660	$(296)	(0.5)

EARNINGS PER SHARE:
Diluted	$0.81	$0.81	$-	-
Basic	$0.82	$0.82	$-	-

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	80,615	81,042
Basic	79,865	80,092

STOCKHOLDERS' EQUITY	$1,666,738	$1,627,319

BOOK VALUE PER SHARE	$21.13	$20.59

TOTAL SHARES OUTSTANDING (end of period)	78,866	79,023

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	August 31,	May 31,	February 28,	November 30,	August 31,
	2003	2003	2003	2002	2002
REVENUES:

Commissions	$268,393	$241,800	$214,698	$204,664	$224,284
Asset management and service fees	161,762	148,435	146,480	146,944	163,347
Principal transactions	82,178	70,396	74,328	69,418	83,732
Investment banking	94,557	69,684	51,913	65,552	71,857
Interest	23,986	24,186	23,249	25,985	27,821
Other	2,515	(1,619)	3,522	1,474	(482)

TOTAL REVENUES	633,391	552,882	514,190	514,037	570,559

Interest expense	950	784	507	1,051	1,418

NET REVENUES	632,441	552,098	513,683	512,986	569,141

NON-INTEREST EXPENSES:

Compensation and benefits	419,094	372,855	342,509	336,983	378,670
Communication and technology	68,795	64,519	68,112	67,778	73,687
Occupancy and equipment	36,269	32,242	33,712	34,408	34,041
Marketing and business development	11,099	9,792	9,643	10,383	10,031
Floor brokerage and clearance	5,989	4,660	4,820	6,038	6,186
Other	33,800	24,695	22,057	21,077	25,240

TOTAL NON-INTEREST EXPENSES	575,046	508,763	480,853	476,667	527,855

EARNINGS BEFORE INCOME TAXES	57,395	43,335	32,830	36,319	41,286

INCOME TAXES	19,907	15,459	11,629	4,352	14,690

NET EARNINGS	$37,488	$27,876	$21,201	$31,967	$26,596

EARNINGS PER SHARE:

Diluted	$0.46	$0.35	$0.26	$0.39	$0.33
Basic	$0.47	$0.35	$0.26	$0.40	$0.34

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	80,488	80,738	81,574	81,013	80,313
Basic	79,394	80,337	80,400	79,945	79,453

STOCKHOLDERS' EQUITY	$1,666,738	$1,674,808	$1,688,537	$1,668,482	$1,627,319

BOOK VALUE PER SHARE	$21.13	$20.99	$20.92	$20.85	$20.59

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	2Q FY04	1Q FY04	4Q FY03	3Q FY03	2Q FY03

Net Revenues	$632,441	$552,098	$513,683	$512,986	$569,141

Earnings Before Income Taxes	$57,395	$43,335	$32,830	$36,319	$41,286

Net Earnings	$37,488	$27,876	$21,201	$31,967	$26,596

Net Earnings as a
Percent of Net Revenues	5.9%	5.0%	4.1%	6.2%	4.7%

Average Diluted Shares-
(000's Omitted)	80,488	80,738	81,574	81,013	80,313

Earnings Per Share (Diluted)	$0.46	$0.35	$0.26	$0.39	$0.33

Dividends Per Share	$0.16	$0.16	$0.16	$0.16	$0.16

Stockholders' Equity	$1,666,738	$1,674,808	$1,688,537	$1,668,482	$1,627,319

Book Value Per Share	$21.13	$20.99	$20.92	$20.85	$20.59

Return On Average Equity-
(Quarter Results Annualized)	9.0%	6.6%	5.1%	7.8%	6.5%

Total Assets	$4,066,745	$3,921,934	$3,980,094	$3,912,376	$3,922,854

Financial Consultants	7,024	7,121	7,255	7,320	7,372

Full-time Employees	15,948	16,079	16,354	16,490	16,698

Locations	706	707	709	709	708

Total Client Assets	$253,000,000	$248,000,000	$228,000,000	$236,000,000	$234,000,000

Assets In Fee-based Accounts	$23,405,000	$21,769,000	$19,973,000	$20,882,000	$20,339,000